FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

            THIS FIRST AMENDMENT (this “Amendment”) to that certain Employment Agreement (the “Original Agreement”) is effective as of January 6, 2016 (the “Effective Date”) by and among Harry J. Fleming (the “Executive”), Northstar Healthcare Acquisitions, L.L.C., a Delaware limited liability company (the “Company”), and Nobilis Health Corp. (formerly, Northstar Healthcare Inc.), a corporation incorporated under the laws of British Columbia (the “Issuer”).

            WHEREAS, the Company, the Issuer, and the Executive entered into the Original Agreement dated April 30, 2015 (a copy of which is attached as Exhibit A), pursuant to which the Executive assumed employment as the Company and the Issuer’s Chairman;

            WHEREAS, on January 6, 2016, the Executive resigned as Chairman, concurrent with the Company’s Board of Managers (the “Board”) and the Issuer’s Board of Directors (the “Issuer Board”) appointing the Executive as Chief Executive Officer (“CEO”); the Executive wishes to hereby accept such appointment;

            WHEREAS, the Company and the Issuer’s Compensation Committee, in consultation with outside executive compensation experts, reviewed and approved recommendations to adjust the executive compensation terms as detailed in this Amendment;

            WHEREAS, the Board and the Issuer’s Board resolved, at its meeting on January 28, 2016, that it was in the best interests of the shareholders to adopt the Compensation Committee’s recommendations; and

            WHEREAS, the Company, the Issuer, and the Executive now wish to amend the Original Agreement according to the following terms and conditions.

            NOW, THEREFORE, in consideration of the premise and the mutual promises set forth below, the Company, the Issuer, and the Executive agree as follows:

1.	Defined Terms. Defined terms used but not defined in this Amendment are as defined in the Original Agreement.

2.	Amendment of Section 1: Section 1 of the Original Agreement is amended and restated in its entirety as follows:

“Position and Duties. Executive shall serve as Chief Executive Officer of the Company and of the Issuer, reporting to the Company’s Board of Managers (the “Board”) and the Issuer’s Board of Directors (the “Issuer Board”). During the Employment Period (as defined below) the Executive shall have such duties, responsibilities and authority consistent with his position and as assigned by the Board and/or the Issuer Board. The Executive further agrees to use his best efforts to promote the interests of the Company and the Issuer and to devote his full business time and energies to the business and affairs of the Company and Issuer. The Executive shall work primarily from the Company’s corporate headquarters in Houston, Texas, but shall be required to travel from time to time as business necessity requires.”

3.	Amendment of Section 2: Section 2 of the Original Agreement is amended and restated in its entirety as follows:

“Term. The Executive’s employment shall commence on January 6, 2016, and, unless earlier terminated as provided herein, shall continue until the date that is three (3) years from January 6, 2016 (the “Initial Term”). This Agreement shall automatically renew for additional one (1) year terms unless written notice is provided by either the Executive or the Company at least thirty (30) days prior to the expiration of any term hereunder. The Initial Term and any renewal years are the “Term”.”

4.	Amendment of Section 4(a): Section 4(a) of the Original Agreement is amended and restated in its entirety as follows:

“(a)      Base Salary. As compensation for services rendered hereunder, the Executive shall initially receive a salary of Five Hundred Thousand United States Dollars ($500,000.00 USD) annually (the “Base Salary”), which shall be paid in accordance with the Company’s then prevailing payroll practices; provided that, the Base Salary shall be adjusted upwards annually on or about each anniversary of this Amendment in an amount to be determined by the Board at its discretion. The annualized amount of the Base Salary is set forth herein as a matter of convenience and shall not be deemed or interpreted as an agreement by the Company to employ the Executive for any specific period of time.”

5.	Amendment of Section 4(c): Section 4(c) of the Original Agreement is amended and restated in its entirety as follows:

“(c)      STIP. The Executive will be eligible to participate in the Company’s short-term incentive plan for senior management (the “STIP”) as approved by the Board. The Executive’s target annual bonus under the STIP shall be ninety percent (90%) of his Base Salary. As detailed in the Company’s STIP, in the event that the stated objectives are met, Executive is eligible to receive up to one hundred eighty percent (180%) of the target annual bonus under the STIP.”

6.

Amendment of Section 4(g): Section 4(g) of the Original Agreement is amended as follows: (1) by deleting the words, “In order to preserve the Company’s ability to adequately fund stock option incentives, Executive agrees not to participate in the Company’s stock option plan and will instead” and replacing the deleted words with the following words: “Executive will”; and (2) by adding the following to the end of the section.

“As additional compensation the Executive will participate in the Company’s Stock Option Plan. The Company will issue to the Executive, pursuant to the terms of the Issuer’s Stock Option Plan, Three Hundred Thousand (300,000) stock options (the “Options”). During the Initial Term, the Company will issue additional options to the Executive on or about the first, second, and third year anniversary of the issuance date in an amount to be determined by the Board at its discretion. The strike price for the option will be the lowest price permissible pursuant to both the Company’s Stock Option plan, as amended from time to time, and the rules of the stock exchange upon which the Issuer’s Common Shares are traded.”

7.

Amendment of Section 6: Section 6 of the Original Agreement is amended as follows: (1) by inserting after subsection 6(b) the following new subsection 6(c) and (2) by renumbering subsections 6(c)-(d) as subsections 6(d)-(e).

“(c)      Non-Competition and Non-Solicitation. In consideration of the obligations of the Company and the Issuer hereunder, the Executive shall not, in any capacity, whether for his own account or for any other person or organization, directly or indirectly, with or without compensation:

i.

during the Term and for a period following his termination of employment corresponding with the amount of severance payable under this Agreement (and not, for clarity, the time period over which such severance is paid) (A) own, operate, manage, or control, (B) serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to (C) have any financial interest in, or aid or assist anyone else in the conduct of an enterprise of, or (D) engage in any undertaking, provide services to, lend money or guarantee the obligations of, any person who carries on business that competes in any material respect with the business or any material part thereof, of the identification, development, acquisition, ownership, operation or management of ambulatory surgery centers carried on by the Company or any of its subsidiaries or affiliates (including the Issuer) on the date of termination or non-renewal or within the preceding six months of the applicable date in the United States or any other territory in which such business is carried on at such time, or call upon, solicit, divert, take away or attempt to solicit any of the customers or suppliers or any other business contacts of the Company any of its subsidiaries or affiliates;

ii.

during the Term and for a period ending twelve (12) months following his termination of employment, solicit, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company, the Issuer (including any subsidiaries or affiliates thereof, including, without limitation, any physician limited partner or contract physician employed by or working at any of the ambulatory surgery centers owned (directly or indirectly) or managed by the Company) to discontinue his or her relationship with the Company, the Issuer or such subsidiaries or affiliates; or

iii.

during the Term and for a period ending twelve (12) months following his termination of employment, solicit, divert or appropriate any customers, clients, vendors or distributors of the Company (including any subsidiaries or affiliates thereof).

Notwithstanding anything to the contrary contained herein, nothing in this Section 6(c) shall prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities or, following his termination of employment, serving as an officer, director, partner, employee, agent, consultant or advisor of a hospital that derives no more than 5% of its revenues from the operation and/or management of an ambulatory surgery center or outpatient clinic; provided that the Executive shall not serve in any such capacity if such service relates in any material respect to the identification, development, acquisition, ownership, operation or management of ambulatory surgery centers by such hospital.

For clarity and by way of example, if the Executive is entitled to a severance payment equal to sixty (60) days’ Base Salary, the Executive’s obligations not to compete pursuant to Section 6(c) above shall extend for sixty (60) days following the date of termination.

Notwithstanding the foregoing, this Section 6(c) shall not be binding on the Executive if his employment is terminated by the Company Without Cause, by the Executive for Good Reason, or there is a Change in Control.”

8.	New Section 9. The following new Section 9 is hereby added to the Original Agreement:

            “9. Section 409A.

            (a)      The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

            (b)      A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

            (c)        To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

            (d)        For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

            (e)        Subject to Section 9(b), payments to the Executive of compensation he is entitled to receive pursuant to Section 5(c) as a result of a termination of Executive’s employment without Cause or resignation for Good Reason shall be paid to Executive on the same schedule such compensation would be paid as if Executive had remained employed for the remainder of the Term.”

9.	No Further Changes. All other terms and conditions of the Original Agreement remain in full force and effect without modification or waiver.

10.	General

a.

Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Amendment may be brought against either of the parties in the courts of the State of Texas, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Texas.

b.

Amendment: Waiver. This Amendment may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Amendment, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Amendment.

c.

Successors and Assigns. This Amendment shall be binding upon the Executive, without regard to the duration of his employment by the Company and the Issuer or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Amendment shall also be binding upon and inure to the benefit of the Company, the Issuer and their respective subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to its assets or business.

d.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

e.

Entire Amendment. Except for the Original Agreement which remains in full force and effect except as modified by this Amendment, this Amendment supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

f.

Severability. The invalidity of one or more of the words, phrases, sentences, clauses or sections contained herein shall not affect the enforceability of the remaining portions of this Amendment, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event any one of the words, phrases, sentences, clauses or sections in this Amendment shall be declared invalid, this Amendment shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s) or section(s) had not been inserted.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

NORTHSTAR HEALTHCARE ACQUISITIONS, L.L.C.

By:	/s/ Kenneth Klein
Name: Kenneth Klein
Title: Chief Financial Officer

NOBILIS HEALTH CORP.

By:	/s/ Steve Ozonian
Name: Steve Ozonian
Title: Director

EXECUTIVE

/s/ Harry J. Fleming
Name: Harry J. Fleming
Address:

EXHIBIT A

APRIL 30, 2015 EMPLOYMENT AGREEMENT